UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

March 12, 2009/March 6, 2009

(Date of Report/Date of earliest event reported)

DOMTAR CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	001-33164	20-5901152
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

395 de Maisonneuve Blvd. West

Montreal, Quebec

Canada H3A 1L6

(Address and zip code of principal executive offices)

(514) 848-5555

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Officers.

Annual Incentive Awards. On March 6, 2009, the Human Resources Committee (the “HR Committee”) of the Board of Directors (the “Board”) of Domtar Corporation (the “Company”) approved modified 2009 performance measures and target bonus levels under the Domtar Corporation Annual Incentive Plan (the “AIP”). These actions reflect the Board’s decision to adjust the Company’s compensation structure for 2009 to align it with the significant challenges facing the Company, the industry and the global economy.

In keeping with the wide-spread global economic contraction, the months of November and December of 2008 saw a substantial rate of decline in demand for the Company’s products, including uncoated free sheet, which continued through the first two months of 2009. Because the degree of decline was unanticipated and the Company’s current CEO only assumed office on January 1, 2009, the Board requested that management present its revised operational objectives to deal with these challenges, which the Board received in February 2009.

In 2007 and 2008, the Company’s focus was on the integration of the Domtar and Weyerhaeuser businesses and it was anticipated that Raymond Royer and Marvin Cooper, our CEO and COO, respectively, in 2008, would retire following the completion of that undertaking. When John D. Williams was hired as CEO at the beginning of 2009, he was mandated to lead the development of a new strategic plan for the Company in 2009 and, once such plan was approved by the Board, to lead the execution of the plan. This process has commenced and the Board anticipates that it will be completed within the time frame envisaged. The deterioration of the global economy has added urgency to this task and complicated it because of the need to develop and implement in the very near term measures that will deal with the Company’s operating cost structure, manufacturing and cash preservation to deal with the 2009 impacts of the global economic contraction.

The twin challenges of developing and implementing significant short term measures while, at the same time, developing a new strategic plan and related implementation plan against the backdrop of a global economic contraction, which has reached a level of severity not previously experienced by our employees and the ultimate extent of which remains unknown, introduced a level of uncertainty that led the Board of Directors to conclude that it should alter the structure of the Company’s compensation plans in 2009 so as to focus all employees on the challenges to be met in 2009 and provide additional retention incentive for the key senior managers on whom the Company will rely to steer it through the current tumult and develop and implement strategies to create value over the medium term.

No grant of performance conditioned restricted stock units, which in previous years represented 50% of the long term component of our named executive officer’s total direct compensation, were made in 2009. For our executive officers, one half of the value previously represented by Performance Conditioned Restricted Stock Units under the Domtar Corporation 2007 Omnibus Incentive Plan was shifted to the AIP. Annual incentive compensation targets for Messrs. Daniel Buron, Steve Barker and Roger Brear were increased to 75%, 58.75% and 58.75% of base salary, respectively, subject to the achievement of the performance goals Maximum annual incentive compensation levels for 2009 for Messrs. Buron, Barker and Brear were set at 150%, 117.5% and 117.5% of base salary, respectively. Target and maximum annual incentive compensation for our new Chief Executive Officer, John D. Williams were set at 118.8% and 237.6%, respectively. To balance the incentive of immediate cash payouts with retention incentive, any amount payable under the AIP for 2009 above the newly established target payout level will be paid 50% in cash and 50% in tenure based restricted stock units under our 2007 Omnibus Incentive Plan, which vest in three equal installments in 2011, 2012 and 2013. No changes were made to annual incentive targets for Messrs. Raymond Royer (our former CEO) and Marvin Cooper.

The performance goals (other than Health and Safety, which remained unchanged at 15%) on which payout of the AIP for 2009 is based were altered and re-weighted to redistribute the 85% formerly based on EBITDA (earnings before interest, taxes, depreciation and amortization) as follows: EBITDA (40%), SG&A (selling, general and administrative expenses) (25%) and capital expenditure (20%), and conditions were attached to the payout for EBITDA achievement which provide strong incentives for the monetization of assets and maintenance of access to credit. The EBITDA, SG&A and capital expenditure targets reflect the revised operational objectives. Breaking the SG&A and capital expenditure components out from the EBITDA calculation is intended to strike a balance between the incentive to maintain pricing discipline inherent in the EBITDA target, on the one hand, and the incentive to take strong action (which is entirely within management’s control) on SG&A and capital expenditures, on the other hand.

The descriptions of the AIP and 2007 Omnibus Incentive Plan contained in our 2007 proxy statement on Schedule 14A, filed with the Securities Exchange Commission on April 4, 2008 entitled “Item 6 — Approval Of the Material Terms Of the Performance Goals that May Apply to Performance-Based Awards Under the Domtar Corporation Annual Incentive Plan – Summary of the Material Terms of Performance Awards and Performance Objectives” and “Item 7 — Approval of the Material Terms of the Performance Goals that May Apply to Performance-Based Awards Under the Domtar Corporation 2007 Omnibus Incentive Plan” are hereby incorporated by reference, herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOMTAR CORPORATION (Registrant)

By:	/s/ Razvan L. Theodoru
Name: Title:	Razvan L. Theodoru Vice-President and Secretary

Date: March 12, 2009

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